Exhibit 4.2
Description of Securities Registered
Pursuant to Section 12 of the Securities Exchange Act of 1934
As used below, the terms “Corporation,” the “Company,” “we,” “us,” and “our” refer to VSE Corporation. We have two classes of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock, par value $0.05 per share (the “common stock”), and (ii) our 5.750% tangible equity units (the “Units”).
DESCRIPTION OF COMMON STOCK
General
The following description of our capital stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and our By-laws, as amended (the “By-laws”). We encourage you to read our Certificate of Incorporation, our By-laws and the applicable provisions of Delaware General Corporation Law for additional information.
Common Stock
Authorized Shares. We are authorized to issue 44,000,000 shares of common stock, $0.05 par value per share.
Voting. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors, and do not have cumulative voting rights.
Dividend Rights. Holders of common stock are entitled to receive dividends when, as and if declared by our board of directors, in its discretion, out of funds legally available for the payment of dividends.
Liquidation Rights. Upon the liquidation, dissolution or winding up of our company, the holders of common stock are entitled to receive ratably the net assets of our company available after the payment of all debts and other liabilities.
Other Rights and Preferences. Holders of common stock have no preemptive, subscription, redemption or conversion rights. Holders of common stock may act by unanimous written consent.
Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust, One State Street, 30th Floor, New York, NY 10004. Its telephone number is 1-212-509-4000.

Listing. Our common stock is traded on The Nasdaq Global Select Market under the trading symbol “VSEC.”
Anti-takeover Effects of Our Certificate of Incorporation and By-laws and Delaware Law
Some provisions of Delaware law, the Certificate of Incorporation and By-laws could make the following more difficult:
•acquisition of the Company by means of a tender offer,
•acquisition of the Company by means of a proxy contest or otherwise, or
•removal of the Company’s incumbent officers and directors
These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with the board of directors. The Company believes that the benefits of increased protection give it the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us and outweigh the disadvantages of discouraging those proposals because negotiation of them could result in an improvement of their terms.
Size of Board and Vacancies
The By-laws provide that the board of directors will have a minimum of six and a maximum of nine members, which number will be determined by resolution of the board of directors or by the stockholders at the annual meeting. Directors are elected at each annual meeting of stockholders by a plurality of the votes cast. Any director may be removed at any time, with or without cause, by the holders of a majority of shares entitled to vote at an election of directors. Vacancies and newly created directorships resulting from any increase in the Company’s authorized number of directors may be filled by the majority vote of the Company’s remaining directors in office, or by the sole remaining director, or if there are no directors in office, then an election of directors may be held in the manner provided by statute.
Stockholder Meetings
Under the By-laws, only the Company’s chairman may call special meetings of the Company’s stockholders. Special meetings shall be called by the chairman or secretary at the request in writing of a majority of the board of directors or stockholders owning 25% in amount of the entire capital stock of the Company issued and outstanding and entitled to vote.
Requirements for Advance Notification of Stockholder Nominations and Proposals
The By-laws establish advance notice procedures with respect to persons to be nominated for election as directors of the Company at the annual meeting of stockholders.

Delaware Anti-takeover Law
The Company is subject to Section 203 of the Delaware General Corporation Law (“Section 203”), an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date such person became an interested stockholder, unless the business combination or the transaction in which such person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person that, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock.
DESCRIPTION OF THE UNITS
We have 9,200,000 5.750% Units, each with a stated amount of $50.00. Each Unit is comprised of (i) a prepaid stock purchase contract (a “purchase contract”) and (ii) a senior amortizing note due February 1, 2029, in each case issued by us. The following summary of the terms of the Units, the summary of the terms of the purchase contracts set forth under the caption “Description of the Purchase Contracts” and the summary of the terms of the amortizing notes set forth under the caption “Description of the Amortizing Notes” contain a summary of the material terms of the Units and their components. It does not contain all of the information that may be important to you. For a more detailed description of the terms of the Units and their components, refer to the provisions of (i) the purchase contract agreement dated as of February 5, 2026 (the “purchase contract agreement”), by and between us and U.S. Bank Trust Company, National Association, as purchase contract agent, as attorney-in-fact for holders of purchase contracts and as trustee under the indenture referred to below, and (ii) the indenture dated as of February 5, 2026 (the “base indenture”), as supplemented by a supplemental indenture, dated as of February 5, 2026 (the “supplemental indenture” and, together with the base indenture, the “indenture”), each between us and U.S. Bank Trust Company, National Association, as trustee, each of which is filed as exhibits to our Annual Report on Form 10-K.
Components of the Units
Each Unit is comprised of:
•a purchase contract issued by us pursuant to which we will deliver to the holder, not later than February 1, 2029 (subject to postponement in certain limited circumstances, the “mandatory settlement date”), unless earlier settled or redeemed, a number of shares of our common stock per purchase contract equal to the settlement rate described below under “Description of the Purchase Contracts—Delivery of Common Stock”; and
•a senior amortizing note (an “amortizing note”) issued by us with an initial principal amount of $7.8225 that pays equal quarterly cash installments of $0.7188 per amortizing note (except for the May 1, 206 installment payment, which equaled $0.6868 per amortizing note), which cash payment in the aggregate will be equivalent to 5.750% per year with respect to the $50.00 stated amount per Unit.
Unless previously settled at a holder’s option as described in “Description of the Purchase Contracts—Early Settlement” or “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change” or settled at our option as described in “Description of the Purchase Contracts—Early Settlement at Our Election” or earlier redeemed at our option as described in “Description of the Purchase Contracts—Merger Termination Redemption,” we will deliver to a holder not more than 0.2660 shares of our common stock and not less than 0.2171 shares of our common stock (subject to adjustment) on the mandatory settlement date, based upon the applicable “settlement rate” (as defined below), which is subject to adjustment as described herein, and the “applicable market value” (as defined below) of our common stock, as described below under “Description of the Purchase Contracts—Delivery of Common Stock.”
Each amortizing note had an initial principal amount of $7.8225. On each February 1, May 1, August 1 and November 1, commencing on May 1, 2026, we will pay cash installments of $0.7188 on each amortizing note (except for the May 1, 2026 installment payment, which equaled $0.6868 per amortizing note). Each installment will constitute a payment of interest (at a rate of 5.93% per annum) and a partial repayment of principal on the amortizing note, allocated as set forth on the amortization schedule set forth under “Description of the Amortizing Notes—Amortization Schedule.”
The stated amount of each Unit must be allocated between the amortizing note and the purchase contract based upon their relative fair market values. At initial issuance, we determined that the fair market value of each amortizing note is $7.8225 and the fair market value of each purchase contract is $42.1775, as set forth in the purchase contract agreement. Each holder agrees to such allocation and this position will be binding upon each holder (but not on the Internal Revenue Service).
Separating and Recreating Units
Upon the conditions and under the circumstances described below, a holder of a Unit will have the right to separate a Unit into its component parts, and a holder of a separate purchase contract and a separate amortizing note will have the right to combine the two components to recreate a Unit.
Separating Units
At initial issuance, the purchase contracts and amortizing notes may be purchased and transferred only as Units consisting of a “component purchase contract” and a “component amortizing note” and will trade under the CUSIP number for the Units.
On any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the second scheduled trading day immediately preceding February 1, 2029 or, if earlier, the second scheduled trading day immediately preceding any “early mandatory settlement date” or “merger termination redemption settlement date” (each as defined under “Description of the Purchase Contracts”) and also excluding the business day immediately preceding any installment payment date (provided that the right to separate the Units will resume after such business day), a holder has the right to separate the holder’s Unit into its constituent purchase contract and amortizing note (which we refer to as a “separate purchase contract” and a “separate amortizing note,” respectively, and which will thereafter trade under their respective CUSIP numbers), in which case that Unit will cease to exist. If a holder beneficially owns a Unit, the holder may separate it into its component purchase contract and component amortizing note by delivering written instructions to the broker or other direct or indirect participant through which the holder holds an interest in such Unit (a holder’s “participant”) to notify The Depository Trust Company (“DTC”) through DTC’s Deposit/Withdrawal at Custodian (“DWAC”) system of the holder’s desire to separate the Unit, together with any required instructions or notices to the trustee and the purchase contract agent as provided in the indenture and the purchase contract agreement. Holders who elect to separate a Unit into its constituent purchase contract and amortizing note will be responsible for any fees or expenses payable in connection with such separation.
“Business day” means any day other than a Saturday, Sunday or any day on which banking institutions in New York, New York are authorized or obligated by applicable law or executive order to close or be closed.
Separate purchase contracts and separate amortizing notes will be transferable independently from each other.
Recreating Units
On any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the second scheduled trading day immediately preceding February 1, 2029 or, if earlier, the second scheduled trading day immediately preceding any early mandatory settlement date or merger termination redemption settlement date and also excluding the business day immediately preceding any installment payment date (provided that the right to recreate the Units shall resume after such business day), a holder may recreate a Unit consisting of a “component purchase contract” and a “component amortizing note” from the holder’s separate purchase contract and separate amortizing note. If the holder beneficially owns a separate purchase contract and a separate amortizing note, the holder may recreate a Unit by delivering written instruction to the holder’s participant to notify DTC through DTC’s DWAC system of the holder’s desire to recreate the Unit, together with any required instructions or notices to the trustee and the purchase contract agent as provided in the indenture and the purchase contract agreement. Holders who elect to recreate Units will be responsible for any fees or expenses payable in connection with such recreation, and neither we nor the purchase contract agent will have any liability therefor.
Global Securities
Each Unit, purchase contract and amortizing note is represented by global securities registered in the name of a nominee of DTC. Holders are not entitled to receive definitive physical certificates for the Units, purchase contracts or amortizing notes, except under the limited circumstances described under “Book-Entry Procedures and Settlement.” Beneficial interests in a Unit and, after separation, the separate purchase contract and separate amortizing note will be represented through book-entry accounts of, and transfers will be effected through, direct or indirect participants in DTC.
Deemed Actions by Holders by Acceptance
Each holder of Units or separate purchase contracts or separate amortizing notes, by acceptance of such securities, will be deemed to have:
•irrevocably authorized and directed the purchase contract agent to execute, deliver and perform on its behalf the purchase contract agreement, and appointed the purchase contract agent as its attorney-in-fact for any and all such purposes;
•in the case of a purchase contract that is a component of a Unit, or that is evidenced by a separate purchase contract, irrevocably authorized and directed the purchase contract agent to execute, deliver and hold on its behalf the separate purchase contract or the component purchase contract evidencing such purchase contract, and appointed the purchase contract agent as its attorney-in-fact for any and all such purposes;
•consented to, and agreed to be bound by, the terms and provisions of the purchase contract agreement; and
•in the case of a holder of a Unit, agreed, for all purposes, including U.S. federal income tax purposes, to treat:
oa Unit as an investment unit composed of two separate instruments, in accordance with its form;
othe amortizing notes as indebtedness of ours; and
othe allocation of the $50.00 stated amount per Unit between the purchase contract and the amortizing note so that such holder’s initial tax basis or cost in each purchase contract is $42.1775 and such holder’s initial tax basis in each amortizing note is $7.8225.
Listing of Securities
The Units are listed on The Nasdaq Global Select Market under the symbol “VSECU.”
Title
We, the trustee and the purchase contract agent will treat the registered owner, which at initial issuance was a nominee of DTC, of any Unit or separate purchase contract or amortizing note as the absolute owner of the Unit or separate purchase contract or amortizing note for the purpose of settling the related purchase contracts or amortizing note and for all other purposes.

Accounting for the Units
We allocated the proceeds from the issuance of the Units to the purchase contracts and amortizing notes based on the relative fair values of the respective components, determined as of the date of issuance of the Units. We recognized the issuance of the purchase contract portion of the Units, net of issuance costs, as additional paid-in-capital on the consolidated balance sheet. We separately recognized the amortizing notes portion of the Units, net of issuance costs, as long-term debt on the consolidated balance sheet. We have determined that the allocation of the purchase price of each Unit as between the amortizing note and the purchase contract will be $7.8225 for the amortizing note and $42.1775 for the purchase contract, as set forth in the purchase contract agreement.
Based on U.S. GAAP, we do not expect the purchase contract component of the Units to be revalued under fair value accounting principles.
Our earnings per share calculations will reflect the shares of our common stock issuable upon settlement of the purchase contracts portion of the Units. Our basic earnings per share will include the minimum shares issuable under the purchase contract for each period and our diluted earnings per share will include any incremental shares that would be issuable assuming a settlement of the purchase contract at the end of each accounting period, if dilutive.
Replacement of Unit Certificates
In the event that physical certificates evidencing the Units have been issued, any mutilated Unit certificate will be replaced by us at the expense of the holder upon surrender of the certificate to the purchase contract agent, and, if applicable, the trustee. Unit certificates that become destroyed, lost or stolen will be replaced by us at the expense of the holder upon delivery to us, the trustee and the purchase contract agent of evidence of their destruction, loss or theft satisfactory to us, the trustee and the purchase contract agent. In the case of a destroyed, lost or stolen Unit certificate, an indemnity satisfactory to us, the trustee and the purchase contract agent may be required at the expense of the holder of the Units before a replacement will be issued.
Notwithstanding the foregoing, we will not be obligated to replace any Unit certificates on or after the second scheduled trading day immediately preceding February 1, 2029 or any early settlement date or merger termination redemption settlement date. In those circumstances, the purchase contract agreement provides that, in lieu of the delivery of a replacement Unit certificate, we, upon delivery of the evidence and indemnity described above, will deliver or arrange for delivery of the shares of common stock issuable (and/or, in the case of a merger termination redemption settlement date, make the required cash payment, if any) pursuant to the purchase contracts included in the Units evidenced by the Unit certificate.
Miscellaneous
The purchase contract agreement and the indenture provide that we will pay all fees and expenses related to the offering of the Units and the enforcement by the purchase contract agent and/or the trustee of the rights of the holders of the Units or the separate purchase contracts or amortizing notes, other than expenses (including legal fees) of the underwriters.

Should a holder elect to separate or recreate Units, the holder will be responsible for any fees or expenses payable in connection with that separation or recreation, and neither we nor the trustee nor the purchase contract agent will have any liability therefor.
DESCRIPTION OF THE PURCHASE CONTRACTS
Each purchase contract initially formed a part of a Unit. Each Unit may be separated by a holder into its constituent purchase contract and amortizing note on any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the second scheduled trading day immediately preceding February 1, 2029 or, if earlier, the second scheduled trading day immediately preceding any “early mandatory settlement date” or “merger termination redemption settlement date” and also excluding the business day immediately preceding any installment payment date (provided that they right to separate the Units will resume after such business day). Following such separation, purchase contracts may be transferred separately from amortizing notes.
Mandatory Settlement
Unless previously settled at the holder’s or our option, on February 1, 2029 (subject to postponement in certain limited circumstances described below, the “mandatory settlement date”), each purchase contract will automatically settle, and we will deliver a number of shares of our common stock based on the applicable settlement rate as described under “—Delivery of Common Stock.”
On the mandatory settlement date, shares of our common stock will be issued and delivered to the holder or the holder’s designee, upon (i) surrender of certificates representing the purchase contracts, if such purchase contracts are held in certificated form, and (ii) payment by the holder of any transfer or similar taxes payable in connection with the issuance of our common stock to any person other than the holder. As long as the purchase contracts are evidenced by one or more global purchase contract certificates deposited with DTC, procedures for settlement will be governed by DTC’s applicable procedures.
Early Settlement
A holder of Units or a holder of a separate purchase contract, may elect to settle the holder’s purchase contracts early, in whole or in part, only under the following circumstances:
Early Settlement upon Satisfaction of Sale Price Condition
On or after May 1, 2026 until 5:00 p.m., New York City time, on the second scheduled trading day immediately preceding February 1, 2029, a holder of Units or a holder of a separate purchase contract, may elect to settle the holder’s purchase contracts early, in whole or in part, on the second trading day immediately following the last trading day of any 20 consecutive trading day period during which the closing price of our common stock has been greater than or equal to 110% of the threshold appreciation price then in effect on each day in such 20 consecutive trading day period.

The “closing price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “closing price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If our common stock is not so quoted, the “closing price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose. The “closing price” will be determined without regard to after-hours trading or any other trading outside of regular trading session hours.
Early Settlement upon Satisfaction of Trading Price Condition
On or after May 1, 2026 until 5:00 p.m., New York City time, on the second scheduled trading day immediately preceding February 1, 2029, a holder of Units or a holder of a separate purchase contract, may elect to settle the holder’s purchase contracts early, in whole or in part, at any time during the five business day period after any ten consecutive trading day period (the “measurement period”) in which (x) the “trading price” per Unit, as determined following a written request by a holder of Units in accordance with the procedures described below, for each trading day of the measurement period was less than 97% of the product of the closing price of our common stock and the maximum settlement rate on each such trading day and (y) the closing price of our common stock on each trading day of the measurement period was less than 70% of the reference price on each such trading day.
The “trading price” of the Units on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for 20,000 Units at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select for this purpose; provided that if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids will be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid will be used. If the bid solicitation agent cannot reasonably obtain at least one bid for 20,000 Units from a nationally recognized securities dealer, then the trading price per Unit will be deemed to be less than 97% of the product of the closing price of our common stock and the maximum settlement rate. If (x) we are not acting as bid solicitation agent, and we do not, when we are required to, instruct the bid solicitation agent to obtain bids, or if we give such instruction to the bid solicitation agent, and the bid solicitation agent fails to make such determination, or (y) we are acting as bid solicitation agent and we fail to make such determination, then, in either case, the trading price per Unit will be deemed to be less than 97% of the product of the closing price of our common stock and the maximum settlement rate on each trading day of such failure.
The bid solicitation agent (if other than us) will have no obligation to determine the trading price per Unit unless we have requested such determination; and we will have no obligation to make such request (or, if we are acting as bid solicitation agent, we will have no obligation to determine the trading price) unless a holder or holders in the aggregate of at least 40,000 Units provides us with reasonable evidence that the trading price per Unit would be less than 97% of the product of the closing price of our common stock and the maximum settlement rate. At such time, we will instruct the bid solicitation agent in writing (if other than us) to determine, or if we are acting as bid solicitation agent, we will determine, the trading price per Unit beginning on the next trading day and on each successive trading day until the trading price per Unit is greater than or equal to 97% of the product of the closing price of our common stock and the maximum settlement rate. At such time as we direct the bid solicitation agent in writing to solicit bid quotations, we will provide the bid solicitation agent with the names and contact details of the three independent nationally recognized securities dealers we select, and we will direct those security dealers to provide bids to the bid solicitation agent. If the trading price condition has been met, we will so notify the holders of Units and separate purchase contracts, the trustee and the purchase contract agent (if other than the trustee) in writing. If, at any time after the trading price condition has been met, the trading price per Unit is greater than or equal to 97% of the product of the closing price of our common stock and the maximum settlement rate for such date, we will so notify the holders of Units and separate purchase contracts, the trustee and the purchase contract agent (if other than the trustee) in writing, and thereafter neither we nor the bid solicitation agent (if other than us) will be required to solicit bids again until a new holder request is made as provided above.
We will initially act as the bid solicitation agent.
Early Settlement upon Specified Corporate Events
Certain Distributions
If, prior to 5:00 p.m. New York City time, on the second scheduled trading day immediately preceding February 1, 2029, we elect to:
•issue to all or substantially all holders of our common stock any rights, options or warrants (other than in connection with a stockholder rights plan) entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the closing prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance; or
•distribute to all or substantially all holders of our common stock our assets, securities or rights to purchase our securities (other than in connection with a stockholder rights plan prior to separation of such rights from our common stock), which distribution has a per share value, as reasonably determined by us, exceeding 10% of the closing price of our common stock on the trading day preceding the date of announcement for such distribution, then, in either case, we must notify the holders of the Units and separate purchase contracts, the purchase contract agent and the trustee (if other than the purchase contract agent) in writing at least 30 scheduled trading days (as defined below) prior to the ex-dividend date for such issuance or distribution. Once we have given such notice, a holder of Units or a holder of a separate purchase contract, may elect to settle the holder’s purchase contracts early, in whole or in part, at any time until the earlier of the close of business on the business day immediately preceding the ex-dividend date for such issuance or distribution and our announcement that such issuance or distribution will not take place, even if the purchase contracts may not otherwise be settled at such time.
Certain Corporate Events
If (i) a transaction or event that constitutes a fundamental change (as defined under “—Early Settlement Upon a Fundamental Change”) occurs prior to 5:00 p.m., New York City time, on the second scheduled trading day immediately preceding February 1, 2029 or (ii) we are a party to a “reorganization event” (as defined under “—Recapitalizations, Reclassifications and Changes of our Common Stock”) (other than a reorganization event effected solely for the purpose of changing our jurisdiction of organization that (x) does not constitute a fundamental change and (y) results in a reclassification, conversion or exchange of shares of our outstanding common stock solely into shares of common stock of the surviving entity and such shares become exchange property for the purchase contracts) that occurs prior to 5:00 p.m., New York City time, on the second scheduled trading day immediately preceding February 1, 2029, then, in each case, a holder of Units or a holder of a separate purchase contract, may elect to settle the holder’s purchase contracts early, in whole or in part, at any time from or after the effective date of the transaction or event until 5:00 p.m., New York City time, on the 30th business day thereafter (or, if earlier, the second scheduled trading day immediately preceding February 1, 2029). We will notify holders of the Units and separate purchase contracts, the trustee and the purchase contract agent (if other than the trustee) in writing as promptly as practicable following the date we publicly announce such transaction or event.
Early Settlement Procedures
If a holder elects to settle any of the holder’s purchase contracts early in accordance with the foregoing conditions, we will deliver a number of shares of our common stock per purchase contract based on the applicable settlement rate as described under “—Delivery of Common Stock,” unless the holder elects to settle the holder’s purchase contracts early in connection with a fundamental change, in which case the holder will receive upon settlement of the holder’s purchase contracts a number of shares of our common stock based on the “fundamental change early settlement rate” as described under “—Early Settlement Upon a Fundamental Change.”
A holder’s right to receive our common stock upon early settlement of a purchase contract is subject to (i) delivery of a written and signed notice of election (an “early settlement notice”) to the purchase contract agent electing early settlement of such purchase contract (or, in the case of a global purchase contract or a component purchase contract comprising a portion of a global Unit, delivery of notice of such election in accordance with DTC’s applicable procedures), (ii) if such purchase contract or the Unit that includes such purchase contract is held in certificated form, surrendering the certificates representing the purchase contract, or if held in global form, surrendering in accordance with DTC’s applicable procedures and (iii) payment by the holder of any transfer or similar taxes payable in connection with the issuance of our common stock to any person other than the holder. As long as the purchase contracts or the Units are evidenced by one or more global certificates deposited with DTC, procedures for early settlement will be governed by DTC’s applicable procedures.
Upon surrender of the purchase contract or the related Unit and payment of any applicable transfer or similar taxes due because of any issue of such shares in a name of a person other than the holder, the holder will receive the applicable number of shares of our common stock (and any cash payable for fractional shares) due upon early settlement on the second business day following the “early settlement date” (as defined below).
If a holder complies with the requirements for effecting early settlement of the holder’s purchase contracts earlier than 5:00 p.m., New York City time, on any business day, then that business day will be considered the “early settlement date.” If a holder complies with such requirements at or after 5:00 p.m., New York City time, on any business day or at any time on a day that is not a business day, then the next succeeding business day will be considered the “early settlement date.” Prior to 5:00 p.m., New York City time, on the early settlement date, the shares of our common stock underlying each purchase contract will not be outstanding, and the holder of such purchase contract will not have any voting rights, rights to dividends or other distributions or other rights of a holder of our common stock by virtue of holding such purchase contract. The person in whose name any shares of our common stock shall be issuable upon such early settlement of the purchase contract will be treated as the holder of record of such shares as of 5:00 p.m., New York City time, on the relevant early settlement date.
Upon early settlement at the holder’s election of the purchase contract component of a Unit, the amortizing note underlying such Unit will remain outstanding and beneficially owned by or registered in the name of, as the case may be, the holder who elected to settle the related purchase contract early.
Delivery of Common Stock
Unless previously redeemed, for each purchase contract, we will deliver to the holder on the mandatory settlement date or, in the case of an early settlement as described under “—Early Settlement,” on the date as described above under “—Early Settlement—Early Settlement Procedures,” a number of shares of our common stock. Other than for any early settlement of purchase contracts in connection with a fundamental change, the number of shares of our common stock issuable upon settlement of each purchase contract (the “settlement rate”) will be determined as follows:
•if the applicable market value is greater than or equal to the threshold appreciation price, then the holder will receive 0.2171 shares of our common stock for each purchase contract (the “minimum settlement rate”);
•if the applicable market value is greater than the reference price but less than the threshold appreciation price, then the holder will receive a number of shares of our common stock for each purchase contract equal to the Unit stated amount of $50.00, divided by the applicable market value; and

•if the applicable market value is less than or equal to the reference price, then the holder will receive 0.2660 shares of our common stock for each purchase contract (the “maximum settlement rate”).
The maximum settlement rate and minimum settlement rate are each subject to adjustment as described under “—Adjustments to the Fixed Settlement Rates” below. Each of the minimum settlement rate and the maximum settlement rate is referred to as a “fixed settlement rate.”
The reference price is equal to $50.00 divided by the maximum settlement rate (rounded to the nearest $0.0001) and was initially approximately equal to $188.00.
The threshold appreciation price is equal to $50.00 divided by the minimum settlement rate (rounded to the nearest $0.0001). The threshold appreciation price, initially $230.3086, represents an appreciation of approximately 22.5% over the reference price.
For illustrative purposes only, the following table shows the number of shares of our common stock issuable upon settlement of a purchase contract on the mandatory settlement date (or in respect of an early settlement other than in connection with a fundamental change) at assumed applicable market values, based on a reference price of approximately $188.00 and a threshold appreciation price of $230.3086. The table assumes that there will be no adjustments to the fixed settlement rates described under “—Adjustments to the Fixed Settlement Rates” below and that the purchase contracts have not been settled early at the option of holders as described under “—Early Settlement Upon a Fundamental Change” below or redeemed as described under “—Merger Termination Redemption” below. We cannot assure a holder that the actual applicable market value will be within the assumed range set forth below.
A holder of a Unit or a separate purchase contract, as applicable, would receive on the mandatory settlement date (or in respect of the applicable early settlement date) the following numbers of shares of our common stock for each Unit or separate purchase contract at the following assumed applicable market values:

Assumed Applicable Market Value	Number of Shares of Common Stock
$160.00	0.2660
$170.00	0.2660
$180.00	0.2660
$188.00	0.2660
$190.00	0.2632
$200.00	0.2500
$210.00	0.2381
$220.00	0.2273
$230.00	0.2174
$230.3086	0.2171
$240.00	0.2171
$250.00	0.2171

As the table above illustrates, if, on the mandatory settlement date (or in respect of the applicable early settlement date, as applicable), the applicable market value is greater than or equal to the threshold appreciation price, we would be obligated to deliver 0.2171 shares of our common stock for each purchase contract. As a result, if the applicable market value exceeds the threshold appreciation price, a holder will receive only a portion of the appreciation in the market value of the shares of our common stock the holder would have received had the holder purchased $50.00 worth of our common stock at the reference price on the pricing date of the offering.
If, on the mandatory settlement date (or in respect of the applicable early settlement date, as applicable), the applicable market value is less than the threshold appreciation price but greater than the reference price of approximately $188.00, we would be obligated to deliver a number of shares of our common stock on the mandatory settlement date (or in respect of the applicable early settlement date, as applicable) equal to $50.00, divided by the applicable market value. As a result, we would retain all appreciation in the market value of our common stock underlying each purchase contract between the reference price and the threshold appreciation price.
If, on the mandatory settlement date (or in respect of the applicable early settlement date, as applicable), the applicable market value is less than or equal to the reference price of approximately $188.00, we would be obligated to deliver upon settlement of the purchase contract 0.2660 shares of our common stock for each purchase contract, regardless of the market price of our common stock. As a result, the holder would realize a loss on the decline in market value of our common stock below the reference price.
Because the applicable market value of our common stock is determined over the 20 consecutive “trading days” (as defined below) beginning on, and including, the 21st scheduled trading day immediately preceding February 1, 2029 (or, in the case of an early settlement other than in connection with a fundamental change, over the 20 consecutive trading days beginning on, and including, the 21st trading day immediately preceding the relevant early settlement date), the number of shares of common stock delivered for each purchase contract may be greater than or less than the number that would have been delivered based on the closing price (or daily VWAP) of the common stock on November 15, 2025 (or such early settlement date, as the case may be). In addition, the holder will bear the risk of fluctuations in the market price of our common stock deliverable upon settlement of the purchase contracts between the end of such 20 consecutive trading day period and the date such shares are delivered.
The term “applicable market value” means the arithmetic average of the daily VWAPs of our common stock on each of the trading days during the relevant market value averaging period.
“Market value averaging period” means (i) in the case of mandatory settlement on the mandatory settlement date, the 20 consecutive trading days beginning on, and including, the 21st scheduled trading day immediately preceding February 1, 2029 and (ii) in the case of any early settlement (other than in connection with a fundamental change), the 20 consecutive trading days beginning on, and including, the 21st trading day immediately preceding the relevant early settlement date.

The “daily VWAP” of our common stock on any trading day means such price per share as displayed under the heading “Bloomberg VWAP” on Bloomberg (or any successor service) page VSEC.US <Equity> AQR (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the market value per share of our common stock on such trading day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose. The “daily VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.
“Trading day” for purposes of determining any consideration due at settlement of a purchase contract means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in our common stock (or other security for which a daily VWAP must be determined) generally occurs on Nasdaq or, if our common stock (or such other security) is not then listed on Nasdaq, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock (or such other security) is then traded. If our common stock (or such other security) is not so listed or traded, “trading day” means a “business day.”
“Scheduled trading day” means a day that is scheduled to be a trading day on Nasdaq or, if our common stock is not then listed on Nasdaq, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then traded. If our common stock is not so listed or admitted for trading, “scheduled trading day” means a “business day.”
“Market disruption event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock.
If one or more of the 20 consecutive scheduled trading days beginning on, and including, the 21st scheduled trading day immediately preceding February 1, 2029 is not a trading day, the mandatory settlement date will be postponed until the second scheduled trading day immediately following the last trading day of the 20 consecutive trading day period during which the applicable market value is determined.
Prior to 5:00 p.m., New York City time, on the last trading day of the 20 consecutive trading day period during which the applicable market value is determined, the shares of our common stock underlying each purchase contract will not be outstanding, and the holder of such purchase contract will not have any voting rights, rights to dividends or other distributions or other rights of a holder of our common stock by virtue of holding such purchase contract. The person in whose name any shares of our common stock shall be issuable upon settlement of the purchase contract on the mandatory settlement date will be treated as the holder of record of such shares as of 5:00 p.m., New York City time, on the last trading day of the 20 consecutive trading day period during which the applicable market value is determined.
We will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon settlement or redemption of the purchase contracts, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.
Early Settlement Upon a Fundamental Change
If a “fundamental change” occurs and a holder elects to settle the holder’s purchase contracts early in connection with such fundamental change in accordance with the procedures described under “—Early Settlement—Early Settlement Procedures” above, the holder will receive per purchase contract a number of shares of our common stock or cash, securities or other property, as applicable, equal to the “fundamental change early settlement rate,” as described below. An early settlement will be deemed for these purposes to be “in connection with” such fundamental change if the holder delivers the holder’s early settlement notice to the purchase contract agent, and otherwise satisfies the requirements for effecting early settlement of the holder’s purchase contracts, during the period beginning on, and including, the effective date of the fundamental change and ending at 5:00 p.m., New York City time, on the 30th business day thereafter (or, if earlier, the second scheduled trading day immediately preceding February 1, 2029) (the “fundamental change early settlement period”). We refer to this right as the “fundamental change early settlement right.”
If a holder complies with the requirements for effecting early settlement of the holder’s purchase contracts in connection with a fundamental change prior to 5:00 p.m., New York City time, on any business day during the fundamental change early settlement period, then that business day will be considered the “fundamental change early settlement date.” If the holder complies with such requirements at or after 5:00 p.m., New York City time, on any business day during the fundamental change early settlement period or at any time on a day during the fundamental change early settlement period that is not a business day, then the next succeeding business day will be considered the “fundamental change early settlement date.”
We will provide the purchase contract agent, the trustee and the holders of Units and separate purchase contracts with a notice of a fundamental change within five business days after its effective date and issue a press release announcing such effective date. The notice will also set forth, among other things, (i) the applicable fundamental change early settlement rate, (ii) if not solely our common stock, the kind and amount of cash, securities and other property receivable by the holder upon settlement, (iii) the deadline by which each holder’s fundamental change early settlement right must be exercised and (iv) any other information we determine to be appropriate.

A “fundamental change” will be deemed to have occurred upon the occurrence of any of the following:
•any “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, any of our subsidiaries and any of our and their employee benefit plans, files a Schedule TO or any other schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the voting power of the outstanding shares of the common stock;
•the consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our wholly owned subsidiaries;
•our common stockholders approve any plan or proposal for the liquidation or dissolution of us; or
•our common stock (or other common stock receivable upon settlement of a holder’s purchase contracts, if applicable) ceases to be listed or quoted on any of the New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors).
A transaction or transactions described in the first two bullets above will not constitute a fundamental change, however, if at least 90% of the consideration received or to be received by our common stockholders (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ statutory appraisal rights) in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of the New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors), or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions, and as a result of such transaction or transactions such consideration becomes the consideration receivable upon settlement of the holder’s purchase contracts, if applicable, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ statutory appraisal rights.
If any transaction in which our common stock is replaced by the securities of another entity occurs, following completion of any related fundamental change early settlement period (or, in the case of a transaction that would have been a fundamental change but for the immediately preceding paragraph, following the effective date of such transaction), references to us in the definition of “fundamental change” above shall instead be references to such other entity.

The “fundamental change early settlement rate” will be determined by us by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”) and the “share price” in the fundamental change, which will be:
•in the case of a fundamental change described in the second bullet of the definition of “fundamental change” in which all holders of shares of our common stock receive only cash in the fundamental change, the share price will be the cash amount paid per share of common stock; and
•in all other cases, the share price will be the arithmetic average of the daily VWAPs of our common stock over the five consecutive trading day period ending on, and including, the trading day immediately preceding the effective date.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the fixed settlement rates are adjusted. The adjusted share prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the maximum settlement rate immediately prior to the adjustment giving rise to the share price adjustment and the denominator of which is the maximum settlement rate as so adjusted. The fundamental change early settlement rates (and the merger termination redemption rates as described under “—Merger Termination Redemption” below) per purchase contract in the table below will be adjusted in the same manner and at the same time as the fixed settlement rates as set forth under “—Adjustments to the Fixed Settlement Rates.”
The following table sets forth the fundamental change early settlement rate per purchase contract for each share price and effective date set forth below:

	Share Price
Effective Date	$10.00	$25.00	$50.00	$100.00	$150.00	$188.00	$210.00	$230.31	$275.00	$325.00	$400.00	$500.00	$650.00	$850.00
February 5, 2026	0.2567	0.2536	0.2482	0.2390	0.2316	0.2269	0.2246	0.2228	0.2196	0.2173	0.2155	0.2146	0.2143	0.2142
February 1, 2027	0.2602	0.2582	0.2541	0.2465	0.2378	0.2313	0.2280	0.2253	0.2206	0.2175	0.2157	0.2153	0.2152	0.2152
February 1, 2028	0.2632	0.2629	0.2619	0.2573	0.2475	0.2377	0.2322	0.2277	0.2209	0.2174	0.2162	0.2161	0.2161	0.2161
February 1, 2029	0.2660	0.2660	0.2660	0.2660	0.2660	0.2660	0.2381	0.2171	0.2171	0.2171	0.2171	0.2171	0.2171	0.2171

The exact share prices and effective dates may not be set forth in the table above, in which case:
•if the applicable share price is between two share prices in the table or the applicable effective date is between two effective dates in the table, the fundamental change early settlement rate will be determined by straight line interpolation between the fundamental change early settlement rates set forth for the higher and lower share prices and the earlier and later effective dates, as applicable, based on a 365- or 366-day year, as applicable;
•if the applicable share price is greater than $850.00 per share (subject to adjustment in the same manner and at the same time as the share prices set forth in the column headings of the table above), then the fundamental change early settlement rate will be the minimum settlement rate; or

•if the applicable stock price is less than $10.00 per share (subject to adjustment in the same manner and at the same time as the share prices set forth in the column headings of the table above, the “minimum stock price”), the fundamental change early settlement rate will be determined as if the share price equaled the minimum share price, and using straight line interpolation, as described in the first bullet of this paragraph, if the effective date is between two effective dates in the table.
The maximum number of shares of our common stock deliverable under a purchase contract is 0.2660, subject to adjustment in the same manner and at the same time as the fixed settlement rates as set forth under “—Adjustments to the Fixed Settlement Rates.”
Our obligation to settle the purchase contracts at the fundamental change early settlement rate or merger termination redemption rate could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.
We will deliver shares of our common stock, securities, cash or other property payable as a result of a holder’s exercise of the fundamental change early settlement right on the second business day following the fundamental change early settlement date. Prior to 5:00 p.m., New York City time, on the fundamental change early settlement date, the shares of our common stock underlying each purchase contract will not be outstanding, and the holder of such purchase contract will not have any voting rights, rights to dividends or other distributions or other rights of a holder of our common stock by virtue of holding such purchase contract. The person in whose name any shares of our common stock or other securities, if applicable, shall be issuable following exercise of a holder’s fundamental change early settlement right will be treated as the holder of record of such shares or other securities, if applicable, as of 5:00 p.m., New York City time, on the fundamental change early settlement date.
Upon early settlement of the purchase contract component of a Unit at the holder’s election upon a fundamental change, the amortizing note underlying such Unit will remain outstanding and will be beneficially owned by or registered in the name of, as the case may be, the holder who elected to settle the related purchase contract early upon the fundamental change.
If a holder does not elect to exercise the holder’s fundamental change early settlement right, the holder’s purchase contracts will remain outstanding and will be subject to normal settlement on any subsequent early settlement date, any subsequent fundamental change early settlement date, the mandatory settlement date or redemption on any subsequent merger termination redemption settlement date, as the case may be.
Early Mandatory Settlement at our Election
We have the right to settle the purchase contracts on or after February 1, 2027, in whole but not in part, on a date fixed by us as described below at the “early mandatory settlement rate” described below, if the closing price of our common stock for 20 or more consecutive trading days ending on the second trading day immediately preceding the notice date exceeds 130% of the threshold appreciation price in effect on each such trading day. We refer to this right as our “early mandatory settlement right.”

The “early mandatory settlement rate” will be the settlement rate that would apply as set forth above under “—Delivery of Common Stock” for an early settlement at a holder’s option as described above under “—Early Settlement” as if the notice date was the applicable early settlement date.
In the event we elect to settle the purchase contracts early, holders of the amortizing notes (whether as components of Units or separate amortizing notes) will have the right to require us to repurchase some or all of their amortizing notes, as described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder.” If we exercise our early mandatory settlement right and the holder of any Unit does not require us to repurchase the amortizing note that is a component of such Unit, such amortizing note will remain outstanding and will be beneficially owned by or registered in the name of, as the case may be, such holder. If we exercise our early mandatory settlement right and the holder of any Unit requires us to repurchase the amortizing note that is a component of such Unit but the related repurchase date falls after the early mandatory settlement date, such amortizing note will remain outstanding (pending such repurchase date) and will be beneficially owned by or registered in the name of, as the case may be, such holder.
If we elect to exercise our early mandatory settlement right, we will provide the purchase contract agent, the trustee and the holders of Units, separate purchase contracts and separate amortizing notes with a notice of our election (the “early mandatory settlement notice”) and issue a press release announcing our election. The early mandatory settlement notice will specify, among other things:
•the early mandatory settlement rate;
•the date on which we will deliver shares of our common stock following exercise of our early mandatory settlement right (the “early mandatory settlement date”), which will be (i) on or after February 1, 2027 and (ii) on the second business day following the date of our notice (the “notice date”) (or such later date as may be required by applicable securities laws);
•that holders of Units and separate amortizing notes will have the right to require us to repurchase their amortizing notes that are a component of the Units or their separate amortizing notes, as the case may be (subject to certain exceptions described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder”);
•the “repurchase price” and “repurchase date” (each as defined below under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder”);
•the last date on which holders of amortizing notes may exercise their repurchase right;
•the procedures that holders of amortizing notes must follow to require us to repurchase their amortizing notes (which procedures will be in accordance with the indenture governing the amortizing notes); and
•any other information we determine to be appropriate.

We will deliver shares of our common stock and any cash payable for fractional shares to the holder on the early mandatory settlement date. Prior to 5:00 p.m., New York City time, on the notice date, the shares of our common stock underlying each purchase contract will not be outstanding, and the holder of such purchase contract will not have any voting rights, rights to dividends or other distributions or other rights of a holder of our common stock by virtue of holding such purchase contract. The person in whose name any shares of our common stock shall be issuable following exercise of our early mandatory settlement right will be treated as the holder of record of such shares as of 5:00 p.m., New York City time, on the notice date.
Merger Termination Redemption
If the closing of the acquisition of the capital stock of GenNx/PAG IntermediateCo Inc. has not occurred on or prior to October 29, 2026, we may elect to redeem all, but not less than all, of the outstanding purchase contracts on the terms described below, by delivering notice during the five business day period immediately following October 29, 2026. If the Purchase Agreement is terminated prior to October 29, 2026, we may elect to redeem all, but not less than all, of the outstanding purchase contracts on the terms described below by delivering notice on or prior to the 40th scheduled trading day immediately preceding October 29, 2026 or during the five business day period immediately following October 29, 2026 (in each case, a “merger termination redemption”).
Concurrent Repurchase of Amortizing Notes
In the event of a merger termination redemption, a holder of a Unit will have the right to require us to repurchase any or all of the holder’s amortizing notes (whether as components of Units or separate amortizing notes), as described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder.” If we exercise our right to cause a merger termination redemption and the holder of any Unit or separate amortizing note does not require us to repurchase such amortizing note, such amortizing note will remain outstanding and beneficially owned by or registered in the name of, as the case may be, such holder. If we exercise our right to cause a merger termination redemption and the holder of any Unit requires us to repurchase the amortizing note that is a component of such Unit but the related repurchase date falls after the merger termination redemption settlement date, such amortizing note will remain outstanding (pending such repurchase date) and will be beneficially owned by or registered in the name of, as the case may be, such holder.
As further described below, redemptions of purchase contracts pursuant to a merger termination redemption will be settled in cash, if the relevant merger termination redemption stock price is equal to or less than the reference price. If the relevant merger termination redemption stock price is greater than the reference price, redemptions of purchase contracts pursuant to a merger termination redemption will be settled in shares of our common stock, with the amount of such common stock to be determined by reference to the table set forth above in “—Early Settlement Upon a Fundamental Change”; provided that, in such case, we may elect to pay cash in lieu of delivering any or all of the shares of our common stock, all as further described below.

Notice of Merger Termination Redemption
Any notice of a merger termination redemption (a “merger termination redemption notice”) will be delivered to the purchase contract agent, the trustee and all holders of Units, separate purchase contracts or separate amortizing notes, and we will issue a press release announcing any such election.
The merger termination redemption notice will specify, among other things:
•the merger termination redemption stock price;
•the scheduled merger termination redemption settlement date;
•if the redemption amount is determined pursuant to the first bullet point in the definition thereof, the cash redemption amount;
•if the redemption amount is determined pursuant to the second bullet point in the definition thereof, the merger termination redemption rate, and, if applicable, the number of shares of our common stock that would otherwise be included in the applicable redemption amount that will be replaced with cash;
•that holders of Units and separate amortizing notes will have the right to require us to repurchase their amortizing notes that are a component of the Units or their separate amortizing notes, as the case may be, as described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder”;
•the “repurchase price” and “repurchase date,” each as defined below under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder”;
•the last date on which holders of amortizing notes may exercise their repurchase right; and
•the procedures that holders of amortizing notes must follow to require us to repurchase their amortizing notes.
If the merger termination redemption stock price is greater than the reference price and we do not specify a number of shares of common stock that will be replaced with cash in the merger termination redemption notice, we will be deemed to have elected to settle the redemption amount solely in shares of common stock.
Merger Termination Redemption Settlement
In the event of a merger termination redemption, we will deliver the applicable redemption amount on the merger termination redemption settlement date.
“Redemption amount” per purchase contract means:
•if the merger termination redemption stock price is equal to or less than the reference price, an amount of cash equal to (x) $50.00 less (y) the applicable repurchase price for the amortizing notes; or

•if the merger termination redemption stock price is greater than the reference price, a number of shares of our common stock (the “merger termination redemption rate”) equal to the number of shares of common stock determined by reference to the table set forth above in “—Early Settlement Upon a Fundamental Change” (with references to “share price” deemed to refer to the “merger termination redemption stock price,” references to “fundamental change early settlement rate” deemed to refer to the “merger termination redemption rate,” and references to “effective date” deemed to refer to the date of the related merger termination redemption notice); provided that we may elect to pay cash in lieu of delivering any or all of the shares of our common stock in an amount equal to the merger termination redemption rate multiplied by the merger termination redemption market value.
“Merger termination redemption stock price” means the arithmetic average of the daily VWAPs of our common stock over the ten consecutive trading day period ending on, and including, the trading day immediately preceding the date of the related merger termination redemption notice.
“Merger termination redemption market value” means the arithmetic average of the daily VWAPs of our common stock for the 20 consecutive trading days beginning on, and including, the 21st scheduled trading day immediately preceding the scheduled merger termination redemption settlement date.
“Merger termination redemption settlement date” means:
•if (x) the merger termination redemption stock price is greater than the reference price and (y) we elect to pay cash in lieu of delivering any or all of the shares of our common stock that would otherwise be included in the redemption amount, the second business day following the last trading day of the 20 consecutive trading day period used to determine the merger termination redemption market value; or
•otherwise, the scheduled merger termination redemption settlement date specified in the merger termination redemption notice.
“Scheduled merger termination redemption settlement date” means:
•if (x) the merger termination redemption stock price is greater than the reference price and (y) we elect to pay cash in lieu of delivering any or all of the shares of our common stock that would otherwise be included in the redemption amount, a date that is least 25 and no more than 35 scheduled trading days after the date of the merger termination redemption notice; or
•otherwise, a date that is at least 10 business days and no more than 15 business days after the date of the merger termination redemption notice.
The person in whose name any shares of our common stock shall be issuable will be treated as the holder of record of such shares as of 5:00 p.m., New York City time on:
•the date of the merger termination redemption notice, if we have elected (or are deemed to have elected) to settle the redemption amount solely in shares of our common stock, or

•the last trading day in the 20 consecutive trading day period used to determine the merger termination redemption market value, if we have elected to pay cash in lieu of delivering any of the shares of our common stock that would otherwise be included in the redemption amount.
Prior to such time, the shares of common stock underlying each purchase contract will not be outstanding, and the holder of such purchase contract will not have any voting rights, rights to dividends or other distributions or other rights of a holder of our common stock by virtue of holding such purchase contract, but, for the avoidance of doubt, the anti-dilution adjustments provided herein under “—Adjustments to the Fixed Settlement Rates” below will continue to apply to the purchase contracts prior to such time.
Adjustments to the Fixed Settlement Rates
The fixed settlement rates will be adjusted as described below, except that we will not make any adjustments to the fixed settlement rates if holders of the purchase contracts participate (other than in the case of a share split, a share combination, or a tender or exchange offer), at the same time and upon the same terms as holders of our common stock and solely as a result of holding the purchase contracts, in any of the transactions described below without having to settle their purchase contracts as if they held a number of shares of our common stock equal to the maximum settlement rate, multiplied by the number of purchase contracts held by such holders.
(1) If we exclusively issue shares of our common stock to all or substantially all holders of our common stock as a dividend or distribution on our common stock, or if we effect a share split or share combination, then each fixed settlement rate will be adjusted based on the following formula:

SR1 = SR0 ×	OS1
OS0

where,
SR0    =    such fixed settlement rate in effect immediately prior to 5:00 p.m., New York City time, on the record date (as defined below) for such dividend or distribution, or immediately prior to 9:00 a.m., New York City time, on the effective date of such share split or share combination, as applicable;
SR1    =    such fixed settlement rate in effect immediately after 5:00 p.m., New York City time, on such record date or immediately after 9:00 a.m., New York City time, on such effective date, as applicable;
OS0    =    the number of shares of our common stock outstanding immediately prior to 5:00 p.m., New York City time, on such record date or immediately prior to 9:00 a.m., New York City time, on such effective date, as applicable (before giving effect to any such dividend, distribution, share split or share combination); and

OS1    =    the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.
Any adjustment made under this clause (1) will become effective immediately after 5:00 p.m., New York City time, on the record date for such dividend or distribution, or immediately after 9:00 a.m., New York City time, on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the fixed settlement rates will be immediately readjusted, effective as of the date we determine not to pay such dividend or distribution, to the fixed settlement rates that would then be in effect if such dividend or distribution had not been declared.
(2) If we issue to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the closing prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, then each fixed settlement rate will be increased based on the following formula:

SR1 = SR0 ×	OS0 + X
OS0 + Y

where,
SR0    =    such fixed settlement rate in effect immediately prior to 5:00 p.m., New York City time, on the record date for such issuance;
SR1    =    such fixed settlement rate in effect immediately after 5:00 p.m., New York City time, on such record date;
OS0    =    the number of shares of our common stock outstanding immediately prior to 5:00 p.m., New York City time, on such record date;
X    =    the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and
Y    =    the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the closing prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of the issuance of such rights, options or warrants.
Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and will become effective immediately after 5:00 p.m.,

New York City time, on the record date for such issuance. To the extent that shares of our common stock are not delivered after the expiration of such rights, options or warrants, the fixed settlement rates will be decreased to the fixed settlement rates that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of our common stock actually delivered. If such rights, options or warrants are not so issued, the fixed settlement rates will be decreased to the fixed settlement rates that would then be in effect if such record date for such issuance had not occurred.
For the purpose of this clause (2) and for purposes of the provisions as described above under “—Early Settlement—Early Settlement upon Specified Corporate Events—Certain Distributions,” in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of our common stock at less than such average of the closing prices for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such shares, there will be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by us.
(3) If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:
•dividends, distributions or issuances as to which an adjustment was effected pursuant to clause (1) or (2) above;
•dividends or distributions paid exclusively in cash as to which the provisions set forth in clause (4) below applies;
•distributions of exchange property issued upon conversion of, or in exchange for, our common stock in a transaction described in “—Recapitalizations, Reclassifications, and Changes of our Common Stock”; and
•spin-offs as to which the provisions set forth below in this clause (3) shall apply;
then each fixed settlement rate will be increased based on the following formula:

SR1 = SR0 ×	SP0
SP0 - FMV

where,
SR0    =    such fixed settlement rate in effect immediately prior to 5:00 p.m., New York City time, on the record date for such distribution;
SR1    =    such fixed settlement rate in effect immediately after 5:00 p.m., New York City time, on such record date;

SP0    =    the average of the closing prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and
FMV=    the fair market value (as determined by us) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding share of our common stock on the record date for such distribution.
Any increase made under the portion of this clause (3) above will become effective immediately after 5:00 p.m., New York City time, on the record date for such distribution. If such distribution is not so paid or made, the fixed settlement rates will be decreased to be the fixed settlement rates that would then be in effect if such distribution had not been declared.
Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a purchase contract will receive, in respect of each purchase contract, at the same time and upon the same terms as holders of our common stock and without having to early settle their purchase contracts, the amount and kind of our share capital, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our shares or other securities that such holder would have received if such holder owned a number of shares of our common stock equal to the maximum settlement rate in effect on the record date for the distribution.
With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to any subsidiary or other business unit of ours, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a “spin-off,” then each fixed settlement rate will be increased based on the following formula:

SR1 = SR0 ×	FMV0 + MP0
MP0

where,
SR0    =    such fixed settlement rate in effect immediately prior to the end of the valuation period (as defined below);
SR1    =    such fixed settlement rate in effect immediately after the end of the valuation period;
FMV0=the average of the closing prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock (determined by reference to the definition of closing price set forth below as if references therein to our common stock were to such capital stock or similar equity interest) over the first 10 consecutive trading day period after, and including, the ex-dividend date of the spin-off (the “valuation period”); and

MP0    =    the average of the closing prices of our common stock over the valuation period.
The adjustment to the fixed settlement rates under the preceding paragraph will occur at 5:00 p.m., New York City time, on the last trading day of the valuation period; provided that if any date for determining the number of shares of our common stock issuable to a holder occurs during the valuation period, the reference in the preceding paragraph to 10 consecutive trading days will be deemed to be replaced with such lesser number of trading days as have elapsed from, and including, the ex-dividend date of such spin-off to, and including, such determination date for purposes of determining the fixed settlement rates.
(4) If any cash dividend or distribution is made to all or substantially all holders of our common stock that, together with all prior dividends or distributions made to all or substantially all holders of our common stock during the calendar quarter in which such dividend or distribution is made (such calendar quarter, the “dividend period”), exceeds $0.10 per share (the “dividend threshold”), then each fixed settlement rate will be adjusted based on the following formula:

SR1 = SR0 ×	SP0 - T
SP0 - C

where,
SR0    =    such fixed settlement rate in effect immediately prior to 5:00 p.m., New York City time, on the record date for such dividend or distribution;
SR1    =    such fixed settlement rate in effect immediately after 5:00 p.m., New York City time, on the record date for such dividend or distribution;
SP0    =    the closing price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution;
T    =    the initial dividend threshold; provided that if the amount in cash per share we distribute to all or substantially all holders of our common stock pursuant to such dividend or distribution is not a regular quarterly cash dividend, the initial dividend threshold will be deemed to be zero; and
C    =    the amount in cash per share we distribute to all or substantially all holders of our common stock.
The dividend threshold is subject to adjustment in a manner inversely proportional to adjustments to each fixed settlement rate; provided that no adjustment will be made to the dividend threshold for any adjustment to the conversion rate under this clause (4).
Any increase made under this clause (4) will become effective immediately after 5:00 p.m., New York City time, on the record date for such dividend or distribution. If such dividend or distribution is not so made or paid, the fixed settlement rates will be decreased, effective as of the date we determine not to make or pay such dividend or distribution, to be the fixed settlement rates that would then be in effect if such dividend or distribution had not been declared.
Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a purchase contract will receive, for each purchase contract, at the same time and upon the same terms as holders of shares of our common stock and without having to early settle their purchase contracts, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the maximum settlement rate on the record date for such cash dividend or distribution.
(5) If we or any of our subsidiaries make a payment in respect of a tender or exchange offer for our common stock (other than any odd-lot tender offer), to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the average of the closing prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, then each fixed settlement rate will be increased based on the following formula:

SR1 = SR0 ×	AC + (SP1 × OS1)
OS0 × SP1

where,
SR0    =    such fixed settlement rate in effect immediately prior to the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;
SR1    =    such fixed settlement rate in effect immediately after the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;
AC    =    the aggregate value of all cash and any other consideration (as determined by us) paid or payable for shares purchased in such tender or exchange offer;
OS0    =    the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);
OS1    =    the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1    =    the average of the closing prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires.
The adjustment to the fixed settlement rates under the preceding paragraph will occur at 5:00 p.m., New York City time, on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires; provided that if any date for determining the number of shares of our common stock issuable to a holder occurs during the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires, references in the preceding paragraph to 10 consecutive trading days and 10th trading day will be deemed to be replaced with such lesser number of trading days as have elapsed from, and including, the trading day immediately following the date such tender or exchange offer expires to, and including, such determination date for purposes of determining the fixed settlement rates.
If we are obligated to purchase shares of our common stock pursuant to any such tender or exchange offer described in clause (5) but are permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the fixed settlement rates will be readjusted to be the fixed settlement rates that would then be in effect if such tender or exchange offer had not been made or had been made only in respect of the purchases that have been made.
Except as stated herein, we will not adjust the fixed settlement rates for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.
If we have a rights plan in effect on any date for determining the number of shares of our common stock issuable to a holder, the holder will receive, in addition to any shares of our common stock received in connection with settlement of the purchase contracts, the rights under the rights plan. However, if, prior to such determination date, the rights have separated from the shares of our common stock in accordance with the provisions of the applicable rights plan, the fixed settlement rates will be adjusted at the time of separation as if we distributed to all or substantially all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.
“Trading day” for purposes of this “—Adjustments to the Fixed Settlement Rates” section means a day on which (i) trading in our common stock (or other security for which a closing sale price must be determined) generally occurs on Nasdaq or, if our common stock (or such other security) is not then listed on Nasdaq, on the principal other U.S. national or regional securities exchange on which our common stock (or such other security) is then listed or, if our common stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock (or such other security) is then traded, and (ii) a closing price for our common stock (or closing sale price for such other security) is available on such securities exchange or market. If our common stock (or such other security) is not so listed or traded, “trading day” means a “business day.”

“Ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market, and “effective date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.
“Record date” for purposes of this “—Adjustments to the Fixed Settlement Rates” section means, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock (or other applicable security) have the right to receive any cash, securities or other property or in which our common stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by us, statute, contract or otherwise).
Adjustments to each fixed settlement rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the fixed settlement rates will be required unless the adjustment would require an increase or decrease of at least one percent. If any adjustment is not required to be made because it would not change the fixed settlement rates by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment; provided that, on any date for determining the number of shares of our common stock issuable to a holder (including any date for determining the amount of cash payable in connection with a merger termination redemption), adjustments to the fixed settlement rates will be made with respect to any such adjustment carried forward and which has not been taken into account before such determination date.
The fixed settlement rates will only be adjusted as set forth above and will not be adjusted:
•upon the issuance of any common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in our common stock under any plan;
•upon the issuance of any common stock or rights, options or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit or incentive plan or program of or assumed by us or any of our subsidiaries;
•upon the repurchase of any common stock pursuant to an open market share repurchase program or other buy-back transaction that is not a tender offer or exchange offer of the nature described in clause (5) above;
•for the sale or issuance of our common stock, or securities convertible into or exercisable for shares of our common stock, for cash, including at a price per share less than the fair market value thereof or otherwise or in an acquisition, except as described in one of clauses (1) through (5) above;

•for a third party tender offer (other than a tender offer by one of our subsidiaries);
•upon the issuance of any common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Units were first issued; or
•solely for a change in, or elimination of, the par value of our common stock.
Whenever the fixed settlement rates are adjusted, we will deliver to the purchase contract agent and the trustee an officer’s certificate setting forth in reasonable detail the method by which the adjustment to each fixed settlement rate was determined and setting forth each revised fixed settlement rate , upon which officer’s certificate the purchase contract agent and the trustee may conclusively rely. In addition, we will, within five business days of any event requiring such adjustment, provide or cause to be provided written notice of the adjustment to the holders of the Units and separate purchase contracts describing in reasonable detail the method by which each fixed settlement rate was adjusted. Neither the purchase contract agent nor the trustee will be responsible for, and neither the purchase contract agent nor the trustee will make any representation as to the validity or value of, any common stock, securities or assets issued upon settlement of the Units or separate purchase contracts, or as to the accuracy of any calculation made under the purchase contract agreement. Neither the trustee nor the purchase contract agent will have any duty or obligation to calculate a fixed settlement rate or any adjustment thereto or verify any calculation thereof.
Whenever we are required to calculate the closing prices, the daily VWAPs or any other prices or amounts over a span of multiple days (including, without limitation, the applicable market value, the merger termination redemption market value, the “share price” or the “merger termination redemption stock price”), our board of directors (or a committee thereof) will make appropriate adjustments, if any, consistent with clauses (1) through (5) above, to each to account for any adjustment to the fixed settlement rates if the related record date, ex-dividend date, effective date or expiration date of any tender or exchange offer occurs during the period in which the closing prices, the daily VWAPs or such other prices or amounts are to be calculated.
In addition, we may make such increases in each fixed settlement rate as we determine to be in our best interests or we deem advisable in order to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of our common stock (or issuance of rights, options or warrants to acquire our common stock) or from any event treated as such for income tax purposes or for any other reason. We may only make such a discretionary adjustment if we make the same proportionate adjustment to each fixed settlement rate.
If a holder of a Unit is an investor subject to U.S. federal income taxation and the settlement rates are adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, such holder generally will be deemed to have received for U.S. federal income tax purposes a distribution that may be taxable as a dividend without the receipt of any cash. In addition, a failure to adjust (or to adjust properly) the settlement rates after an event that increases such holder’s proportionate interest in us could be treated as a deemed taxable dividend to such holder. Such holder may also be deemed to have received a taxable dividend in the event we make certain other adjustments to the settlement rates of the purchase contracts. For example, if a fundamental change occurs prior to the maturity date, under some circumstances, we will increase the settlement rate for purchase contracts settled in connection with the fundamental change. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend.
Recapitalizations, Reclassifications and Changes of our Common Stock
In the event of:
•any consolidation or merger of us with or into another person (other than a merger or consolidation in which we are the continuing or surviving corporation and in which the shares of our common stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of us or another person);
•any sale, transfer, lease or conveyance to another person of all or substantially all of our property and assets;
•any reclassification of our common stock into securities, including securities other than our common stock; or
•any statutory exchange of our securities with another person (other than in connection with a merger or acquisition);
in each case, as a result of which our common stock would be converted into, or exchanged for, securities, cash or other property (each, a “reorganization event”), each purchase contract outstanding immediately prior to such reorganization event will, without the consent of the holders of the purchase contracts, become a contract to purchase the kind of securities, cash and/or other property that a holder of our common stock would have been entitled to receive immediately prior to such reorganization event (such securities, cash and other property, the “exchange property”) and, prior to or at the effective time of such reorganization event, we or the successor or purchasing person, as the case may be, will execute with the purchase contract agent and the trustee a supplemental agreement pursuant to the purchase contract agreement and the purchase contracts to provide for such change in the right to settle the purchase contracts. For purposes of the foregoing, the type and amount of exchange property in the case of any reorganization event that causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election) will be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of our common stock. The number of units of exchange property we will deliver for each purchase contract settled or redeemed (if we elect not to deliver solely cash in respect of such redemption) following the effective date of such reorganization event will be equal to the number of shares of our common stock we would otherwise be required to deliver as determined by the fixed settlement rates then in effect on the applicable determination date, or such other settlement rates or redemption rates as provided herein (without any interest thereon and without any right to dividends or distributions thereon which have a record date prior to 5:00 p.m., New York City time, on the determination date). Each fixed settlement rate will be determined using the applicable market value of a unit of exchange property that a holder of one share of our common stock would have received in such reorganization event, and such value will be determined (i) in the case of any publicly traded securities that comprise all or part of the exchange property, based on the daily VWAP of such securities; (ii) in the case of any cash that comprises all or part of the exchange property, based on the amount of such cash; and (iii) in the case of any other property that comprises all or part of the exchange property, based on the value of such property, as determined by a nationally recognized independent investment banking firm retained by us for this purpose. In addition, if the exchange property in respect of any reorganization event includes, in whole or in part, securities of another entity, we will amend the terms of the purchase contract agreement and the purchase contracts, without the consent of holders thereof, to (x) provide for anti-dilution and other adjustments that will be as nearly equivalent as practicable to the adjustments described above under the heading “-Adjustments to the Fixed Settlement Rates” and (y) otherwise modify the terms of the purchase contract agreement and the purchase contracts to reflect the substitution of the applicable exchange property for our common stock (or other exchange property then underlying the purchase contracts).
In connection with any adjustment to each fixed settlement rate described above, we will also adjust the dividend threshold (as defined under “—Adjustments to the Fixed Settlement Rates”) based on the number of shares of common stock comprising the exchange property and (if applicable) the value of any non-stock consideration comprising the exchange property. If the exchange property is composed solely of non-stock consideration, the dividend threshold will be zero.
Fractional Shares
No fractional shares of our common stock will be issued or delivered to holders upon settlement or redemption of the purchase contracts. In lieu of any fractional shares otherwise issuable, holders will be entitled to receive an amount in cash equal to the fraction of a share of our common stock, calculated on an aggregate basis in respect of the purchase contracts being settled or redeemed (provided that, so long as the Units are in global form, we may elect to aggregate Units for purposes of these calculations on any basis permitted by the applicable procedures of DTC), multiplied by the daily VWAP of our common stock on the trading day immediately preceding the mandatory settlement date, early settlement date, fundamental change early settlement date, early mandatory settlement date or merger termination redemption settlement date, as the case may be.
Legal Holidays
In any case where the mandatory settlement date, early settlement date, fundamental change early settlement date, early mandatory settlement date or merger termination redemption settlement date, as the case may be, is not a business day, notwithstanding any term to the contrary in the purchase contract agreement or purchase contract, the settlement or redemption of the purchase contracts will not be effected on such date, but instead will be effected on the next succeeding business day with the same force and effect as if made on such settlement date, and no interest or other amounts will accrue or be payable by us or to any holder in respect of such delay.

Consequences of Bankruptcy
Pursuant to the terms of the purchase contract agreement, the mandatory settlement date for each purchase contract, whether held separately or as part of a Unit, will automatically accelerate upon the occurrence of specified events of bankruptcy, insolvency or reorganization with respect to us. Pursuant to the terms of the purchase contract agreement, upon acceleration, holders will be entitled under the terms of the purchase contracts to receive a number of shares of our common stock per purchase contract equal to the number of shares of our common stock that would be deliverable per purchase contract as described in “—Delivery of Common Stock” above on the mandatory settlement date as if references to “February 1, 2029” in the definition of “market value averaging period” were to the date of such specified event of bankruptcy, insolvency or reorganization with respect to us. However, a bankruptcy court may prevent us from delivering our common stock in settlement of the accelerated purchase contracts. In such event, a holder may have a damage claim against us for the value of our common stock that we would have otherwise been required to deliver upon settlement of the purchase contracts. We expect that any such damage claim that holders have against us following such acceleration would rank pari passu with the claims of holders of our common stock in the relevant bankruptcy proceeding. As such, to the extent we fail to deliver common stock to a holder upon such an acceleration, we expect the holder will only be able to recover damages to the extent holders of our common stock receive any recovery.
Modification
The purchase contract agreement contains provisions permitting us, the purchase contract agent and the trustee to modify the purchase contract agreement or the purchase contracts without the consent of the holders of purchase contracts (whether held separately or as a component of Units) for any of the following purposes:
•to evidence the succession of another person to us, and the assumption by any such successor of the covenants and obligations of ours in the purchase contract agreement and the units and separate purchase contracts, if any;
•to add to the covenants for the benefit of holders of purchase contracts or to surrender any of our rights or powers under the agreement;
•to evidence and provide for the acceptance of appointment of a successor purchase contract agent;
•upon the occurrence of a reorganization event, solely (i) to provide that each purchase contract will become a contract to purchase exchange property and (ii) to effect the related changes to the terms of the purchase contracts, in each case, as required by the applicable provisions of the purchase contract agreement;
•to conform the provisions of the purchase contract agreement to the “Description of the Purchase Contracts” and “Description of the Units” sections in the prospectus supplement under which the Units were offered, as supplemented by the related pricing term sheet;
•to cure any ambiguity, omission, defect or inconsistency;

•to comply with the rules of the depositary; and
•to make any other provisions with respect to such matters or questions, so long as such action does not adversely affect the interest of the holders, as determined by us in good faith.
The purchase contract agreement contains provisions permitting us, the purchase contract agent and the trustee, with the consent of the holders of not less than a majority of the purchase contracts at the time outstanding, to modify the terms of the purchase contracts or the purchase contract agreement. However, no such modification may, without the consent of the holder of each outstanding purchase contract affected by the modification:
•reduce the number of shares of our common stock deliverable upon settlement of the purchase contract (except to the extent expressly provided in the anti-dilution adjustments);
•change the mandatory settlement date, or adversely modify the right to settle purchase contracts early or the fundamental change early settlement right;
•reduce the redemption amount or adversely modify the right of any holder to receive such amount if we elect to redeem the purchase contract in connection with a merger termination redemption; or
•reduce the above-stated percentage of outstanding purchase contracts the consent of the holders of which is required for the modification or amendment of the provisions of the purchase contracts or the purchase contract agreement.
In executing any supplement, modification or amendment to the purchase contract agreement, the purchase contract agent and trustee will be provided an officers’ certificate and an opinion of counsel stating that the execution of such supplement, modification or amendment is authorized or permitted by the purchase contract agreement and does not violate the indenture with respect to the amortizing notes, and that any and all covenants applicable to, and conditions precedent to, the execution and delivery of such supplement, modification or amendment have been complied with, and, in the case of such opinion of counsel, that such supplement, modification or amendment constitutes our legal, valid and binding obligation, enforceable against us in accordance with its terms.
Consolidation, Amalgamation, Merger, Sale, Conveyance, Transfer or Lease
Under the purchase contract agreement, we are permitted to consolidate, merge or amalgamate with or into another company. We are also permitted to sell, assign, transfer, lease or convey all or substantially all of our assets to another company. However, if we take any of these actions (other than any conveyance, transfer or lease of our assets (in whole or in part) to one or more of our wholly owned subsidiaries), we must meet the following conditions:
•the successor entity to such consolidation, amalgamation or merger, or the entity which acquires all or substantially all of our assets, shall expressly assume all of our obligations under the purchase contracts and the purchase contract agreement via a supplement to the purchase contract agreement;

•the successor entity to such consolidation, amalgamation or merger, or the entity which acquires all or substantially all of our assets, shall be a corporation organized and existing under the laws of the United States or any state thereof or the District of Columbia; and
•immediately after the merger, amalgamation, consolidation, sale, assignment, transfer, lease or conveyance, no default has occurred and is continuing under the purchase contracts or the purchase contract agreement.
Reservation of Common Stock
We will at all times reserve and keep available out of our authorized and unissued shares of our common stock, solely for issuance upon settlement or redemption of the purchase contracts, the number of shares of common stock that would be issuable upon the settlement of all purchase contracts then outstanding, assuming settlement at the maximum settlement rate.
Governing Law
The purchase contract agreement, the Units and the purchase contracts will be construed in accordance with and governed by the laws of the State of New York.
Waiver of Jury Trial
The purchase contract agreement provides that each of us, the purchase contract agent and the trustee waive its respective rights to trial by jury in any action or proceeding arising out of or related to the purchase contracts, the purchase contract agreement or the transactions contemplated thereby, to the maximum extent permitted by law.
Information Concerning the Purchase Contract Agent
U.S. Bank Trust Company, National Association is the purchase contract agent. The purchase contract agent acts as the agent for the holders of Units and separate purchase contracts from time to time but will have no fiduciary relationship to the holder of the Units or any other party. The purchase contract agreement does not obligate the purchase contract agent to exercise any discretionary actions in connection with a default under the terms of the purchase contracts or the purchase contract agreement.
The purchase contract agreement contains provisions limiting the liability of the purchase contract agent. The purchase contract agreement contains provisions under which the purchase contract agent may resign or be replaced. This resignation or replacement would be effective upon the acceptance of appointment by a successor purchase contract agent.
We maintain banking relationships in the ordinary course of business with the purchase contract agent and its affiliates.
Calculations in Respect of Purchase Contracts
We are responsible for making all calculations called for under the Units and any separate purchase contracts. The purchase contract agent and the trustee have no obligation to make,

review or verify any such calculations. All such calculations made by us will be made in good faith and, absent manifest error, will be final and binding on the purchase contract agent, the trustee and the holders of the Units and any separate purchase contracts. We will provide a schedule of such calculations to the purchase contract agent and the trustee, and each of the purchase contract agent and the trustee will be entitled to conclusively rely upon the accuracy of such calculations without independent verification.
DESCRIPTION OF THE AMORTIZING NOTES
The amortizing notes were issued by us pursuant to an indenture (the “base indenture”), between us, as issuer, and U.S. Bank Trust Company, National Association, as trustee, and a related supplemental indenture, between us, as issuer, and U.S. Bank Trust Company, National Association , as trustee (collectively referred to herein as the “indenture”).
General
The amortizing notes were issued as a separate series of senior debt securities under the indenture. The amortizing notes were issued by us in an aggregate initial principal amount of $71,967,000. The final installment payment date will be February 1, 2029. We may not redeem the amortizing notes, and no sinking fund is provided for the amortizing notes.
Each amortizing note initially formed a part of a Unit. Each Unit may be separated by a holder into its constituent purchase contract and amortizing note on any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the second scheduled trading day immediately preceding February 1, 2029 or, if earlier, the second scheduled trading day immediately preceding any “early mandatory settlement date” or “merger termination redemption settlement date.” Following such separation, amortizing notes may be transferred separately from purchase contracts.
Amortizing notes may only be issued in certificated form in exchange for a global security under the circumstances described under “Book-Entry Procedures and Settlement.” In the event that amortizing notes are issued in certificated form, such amortizing notes may be transferred or exchanged at the offices as described in the indenture. Payments on amortizing notes issued as a global security will be made to DTC, to a successor depositary or, in the event that no depositary is used, to a paying agent for the amortizing notes. In the event amortizing notes are issued in certificated form, installments will be payable, the transfer of the amortizing notes will be registrable and amortizing notes will be exchangeable for amortizing notes of other denominations of a like aggregate principal amount at the corporate trust office of the trustee. Installment payments on certificated amortizing notes may be made at our option by check mailed to the address of the persons entitled thereto. See “Book-Entry Procedures and Settlement.”
There are no covenants or provisions in the indenture that would afford the holders of the amortizing notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect such holders, except to the extent set forth under “Consolidation, Amalgamation, Merger and Sale of Assets” below.
Ranking
The amortizing notes are our direct, unsecured and unsubordinated obligations and rank equally with all of our existing and future other unsecured and unsubordinated indebtedness. The amortizing notes are effectively subordinated to any of our existing and future secured indebtedness, to the extent of the assets securing such indebtedness. The amortizing notes are not guaranteed by any of our subsidiaries and are effectively subordinated to all liabilities of our subsidiaries, including trade payables.
The indenture governing the amortizing notes does not prohibit us from incurring additional unsecured indebtedness or additional secured indebtedness that would be effectively senior to the amortizing notes in the future to the extent of the value of the collateral. The indenture governing the amortizing notes also permits unlimited additional borrowings by our subsidiaries that are effectively senior in right of payment to the amortizing notes.
Installment Payments
Each amortizing note had an initial principal amount of $7.8225. On each February 1, May 1, August 1 and November 1, commencing on Mar 1, 2026, we will pay cash quarterly installments of $0.7188 on each amortizing note (except for the May 1, 2026 installment payment, which will be $0.6868 per amortizing note). Each installment will constitute a payment of interest (at a rate of 5.93% per annum) and a partial repayment of principal on the amortizing note, allocated as set forth on the amortization schedule set forth under “—Amortization Schedule.” Installments will be paid to the person in whose name an amortizing note is registered as of 5:00 p.m., New York City time, on the business day immediately preceding the related installment payment date (each, a “regular record date”), subject to provisions allowing the establishment of a new record date in respect of any defaulted interest. If the amortizing notes do not remain in book-entry only form, then we will have the right to elect that each regular record date will be each January 15, April 15, September 15 and October 15 immediately preceding the relevant installment payment date by giving advance written notice to the trustee and the holders.
Each installment payment for any installment payment period will be computed on the basis of a 360-day year of twelve 30-day months. The installment payable for any period shorter or longer than a full installment payment period will be computed on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which an installment is payable is not a business day, then payment of the installment on such date will be made on the next succeeding day that is a business day, and without any interest or other payment in respect of any such delay.
Amortization Schedule
The total installments of principal of and interest on the amortizing notes for each installment payment date are set forth below:

Installment Payment Date	Amount of Principal	Amount of Interest
May 1, 2026	$ 0.5670	$ 0.1108
August 1, 2026	$ 0.6114	$ 0.1074
November 1, 2026	$ 0.6204	$ 0.0984
February 1, 2027	$ 0.6296	$ 0.0892
May 1, 2027	$ 0.6390	$ 0.0798
August 1, 2027	$ 0.6484	$ 0.0704
November 1, 2027	$ 0.6581	$ 0.0607
February 1, 2028	$ 0.6678	$ 0.0510
May 1, 2028	$ 0.6777	$ 0.0411
August 1, 2028	$ 0.6878	$ 0.0310
November 1, 2028	$ 0.6980	$ 0.0208
February 1, 2029	$ 0.7083	$ 0.0105

Repurchase of Amortizing Notes at the Option of the Holder
If we elect to exercise our early mandatory settlement right with respect to, or to cause a merger termination redemption of, the purchase contracts, then holders of the amortizing notes (whether as components of Units or separate amortizing notes) will have the right (the “repurchase right”) to require us to repurchase some or all of their amortizing notes for cash at the repurchase price per amortizing note to be repurchased on the repurchase date, as described below. Holders may not require us to repurchase a portion of an amortizing note. Holders will not have the right to require us to repurchase any or all of such holder’s amortizing notes in connection with any early settlement of such holder’s purchase contracts at the holder’s option, as described above under “Description of the Purchase Contracts—Early Settlement” and “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change.”
The “repurchase date” will be a date specified by us in the early mandatory settlement notice or merger termination redemption notice, as applicable, which date will be at least 20 but not more than 35 business days following the date of the notice as described under “Description of the Purchase Contracts—Early Settlement at our Election” and “Description of the Purchase Contracts—Merger Termination Redemption” (and which may or may not fall on the early mandatory settlement date or merger termination redemption settlement date).
The “repurchase price” per amortizing note to be repurchased will be equal to the principal amount of such amortizing note as of the repurchase date, plus accrued and unpaid interest, if any, on such principal amount from, and including, the immediately preceding installment payment date (or, if none, from, and including, the issue date) to, but not including, such repurchase date, calculated at an annual rate of 5.93%; provided that, if the repurchase date falls after a regular record date for any installment payment and on or prior to the immediately succeeding installment payment date, the installment payment payable on such installment payment date will be paid on such installment payment date to the holder as of such regular record date and will not be included in the repurchase price per amortizing note.
To exercise a holder’s repurchase right, the holder must deliver, on or before 5:00 p.m., New York City time, on the business day immediately preceding the repurchase date, the amortizing notes to be repurchased (or the Units, if the early mandatory settlement date or merger termination redemption settlement date occurs on or after the repurchase date and the holder has not separated the holder’s Units into their constituent components), together with a duly completed written repurchase notice in the form entitled “Form of Repurchase Notice” on the reverse side of the amortizing notes (a “repurchase notice”), in each case, in accordance with appropriate DTC procedures, unless the holder holds certificated amortizing notes (or Units), in which case the holder must deliver the amortizing notes to be repurchased (or Units), duly endorsed for transfer, together with a repurchase notice, to the paying agent. The holder’s repurchase notice must state:
•if certificated amortizing notes (or Units) have been issued, the certificate numbers of the amortizing notes (or Units), or if not certificated, the holder repurchase notice must comply with appropriate DTC procedures;
•the number of amortizing notes to be repurchased; and
•that the amortizing notes are to be repurchased by us pursuant to the applicable provisions of the amortizing notes and the indenture.
The holder may withdraw any repurchase notice (in whole or in part) by a written, irrevocable notice of withdrawal delivered to the trustee (in the case of an amortizing note in global form, in accordance with the appropriate DTC procedures) on or before 5:00 p.m., New York City time, on the business day immediately preceding the repurchase date. The notice of withdrawal must state:
•if certificated amortizing notes (or Units) have been issued, the certificate numbers of the withdrawn amortizing notes (or Units), or if not certificated, the holder’s notice must comply with appropriate DTC procedures;
•the number of the withdrawn amortizing notes; and
•the number of amortizing notes, if any, that remain subject to the repurchase notice.
We will be required to repurchase the amortizing notes on the repurchase date. The holder will receive payment of the repurchase price on the later of (i) the repurchase date and (ii) the time of book-entry transfer or the delivery of the amortizing notes. If the trustee holds money sufficient to pay the repurchase price of the amortizing notes to be purchased on the repurchase date, then:
•such amortizing notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the amortizing notes is made or whether or not the amortizing notes are delivered to the trustee); and
•all other rights of the holder will terminate (other than the right to receive the repurchase price and, if the repurchase date falls between a regular record date and the corresponding installment payment date, the related installment payment).
Upon repurchase of the amortizing note component of a Unit prior to the related early mandatory settlement date or merger termination redemption settlement date, if applicable, the purchase contract component of such Unit will remain outstanding (pending such early mandatory settlement date or merger termination redemption settlement date) and beneficially owned by or registered in the name of, as the case may be, the holder who elected repurchase of the related amortizing note and will no longer constitute a part of the Unit.
In connection with any repurchase offer pursuant to an early mandatory settlement notice or merger termination redemption notice, we will, if required, comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable.
No amortizing notes may be repurchased at the option of holders if the principal amount thereof has been accelerated, and such acceleration has not been rescinded, on or prior to the repurchase date (except in the case of an acceleration resulting from a default by us of the payment of the repurchase price with respect to such amortizing notes).
Events of Default
The following are events of default with respect to the amortizing notes under the indenture:
•a default, subject to any valid waiver thereof, in the performance or breach of any covenant or warranty of ours in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of series of securities other than the amortizing notes), which default continues uncured for a period of 90 days after there has been given, to us by the trustee, or to us and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding amortizing notes, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the indenture; or
•default in the payment of the repurchase price of any amortizing notes when the same becomes due and payable; or
•default in the payment of any installment payment on any amortizing notes as and when the same becomes due and payable and continuance of such failure for a period of 30 days; or
•our failure to give notice of a fundamental change as described under “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change” when due and continuance of such failure for a period of five business days; or
•certain events of bankruptcy, insolvency or reorganization involving us.
If an event of default described in first, second, third or fourth bullet above occurs and is continuing, then, and in each and every such case, either the trustee or the holders of not less than 25% in aggregate principal amount of the amortizing notes then outstanding by notice in writing to us (and to the trustee if given by holders of the amortizing notes), may declare the entire principal of all amortizing notes, and the interest accrued thereon, if any, to be due and payable immediately, and upon any such declaration, the same will become immediately due and payable.
If an event of default described in the fifth bullet above occurs and is continuing, then the principal amount of all amortizing notes then outstanding, and the interest accrued thereon, if any, will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of the amortizing notes.
The trustee will be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request, order or direction of any of the holders of the amortizing notes pursuant to the provisions of the indenture, unless such holders of the amortizing notes has offered to the trustee in writing, and if requested, provided to the trustee, security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which may be incurred therein or thereby. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding amortizing notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the amortizing note.
No holder of any amortizing note will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy under the indenture, unless:
a)such holder has previously given written notice to the trustee of an event of default and the continuance thereof with respect to the amortizing notes;
b)the holders of not less than 25% in aggregate principal amount of the outstanding amortizing notes have made written request to the trustee to institute proceedings in respect of such event of default in its own name as trustee under the indenture;
c)such holder or holders have offered to the trustee in writing, and if requested, provided to the trustee, security or indemnity satisfactory to the trustee against the expenses and liabilities to be incurred in compliance with such request;
d)the trustee for 60 days after its receipt of such notice, written request for, and offer of, security or indemnity has failed to institute any such proceeding; and
e)no direction inconsistent with such written request, in the opinion of the trustee, has been given to the trustee during such 60-day period by the holders of a majority in aggregate principal amount of the outstanding amortizing notes;
it being understood and intended that no one or more of such holders will have any right in any manner whatever by virtue of, or by availing of, any provision of the indenture to affect, disturb or prejudice the rights of any other of such holders, or to obtain or to seek to obtain priority or preference over any other of such holders or to enforce any right under the indenture, except in the manner provided for in the indenture and for the equal and ratable benefit of all holders of amortizing notes (it being understood that the trustee does not have an affirmative duty to ascertain whether or not such actions are unduly prejudicial to such holders).
Notwithstanding the foregoing, the holder of any amortizing note will have the right, which is absolute and unconditional, to receive payment of the principal of and interest, if any, on such amortizing note on each installment payment date and to institute suit for the enforcement of any such payment, and such rights will not be impaired without the consent of such holder.

We will deliver to the trustee, within 120 days after the end of each fiscal year of ours, a certificate from the principal executive officer, principal financial officer, principal accounting officer or vice president or treasurer stating whether the signers thereof know of any default or event of default that occurred during the previous year.
Discharge and Defeasance of Indenture
We may discharge our obligations under the amortizing notes and the indenture (with the exception of any obligations which expressly survive the termination of the indenture) by irrevocably depositing in trust with the trustee money or U.S. government obligations sufficient to pay principal of, and interest on, the amortizing notes to maturity and the amortizing notes mature within one year, subject to meeting certain other conditions.
The indenture will also permit us to terminate all of our obligations under the indenture with respect to the amortizing notes except for the rights of the holders of the amortizing notes to receive payments in respect of the principal of, premium, if any, and interest on such amortizing notes when such payments are due solely out of the trust referred to below and certain other obligations (“legal defeasance”), at any time by:
•depositing, or causing to be deposited, with the trustee, in trust, for the benefit of the holders of the amortizing notes, cash in U.S. dollars, government securities, or a combination thereof, in such amounts as will be sufficient in the opinion of a nationally recognized firm of independent public accountants, to pay, without reinvestment, the principal of, and interest on, the outstanding amortizing notes on the applicable due dates thereof; and
•complying with certain other conditions, including delivery to the trustee of an opinion of counsel or a ruling received from the Internal Revenue Service, to the effect that holders and beneficial owners will not recognize income, gain or loss for U.S. federal income tax purposes as a result of our exercise of such right and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.
In addition, the indenture will permit us to terminate all of our obligations under the indenture with respect to certain covenants and events of default specified in the indenture (“covenant defeasance”) at any time by:
•depositing, or causing to be deposited, with the trustee, in trust, for the benefit of the holders of the amortizing notes, cash in U.S. dollars, government securities, or a combination thereof, in such amounts as will be sufficient in the opinion of a nationally recognized firm of independent public accountants, to pay, without reinvestment, the principal of, and interest on, the outstanding amortizing notes on the applicable due dates thereof; and
•complying with certain other conditions, including delivery to the trustee of an opinion of counsel or a ruling received from the Internal Revenue Service, to the effect that holders and beneficial owners will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the exercise of such right and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise, which opinion of counsel is based upon a change in the applicable U.S. federal tax law since the date of the Indenture.
Notwithstanding the foregoing, no discharge, legal defeasance or covenant defeasance described above will affect the following obligations to, or rights of, the holders of the amortizing notes:
•rights of registration of transfer and exchange of amortizing notes;
•rights of substitution of mutilated, defaced, destroyed, lost or stolen amortizing notes;
•rights of holders of the amortizing notes to receive payments of principal thereof and interest thereon, upon the original due dates therefor, but not upon acceleration;
•rights, obligations, duties, indemnities and immunities of the trustee;
•rights of holders of amortizing notes that are beneficiaries with respect to property so deposited with the trustee payable to all or any of them; and
•our obligations to maintain an office or agency in respect of the amortizing notes.
We may exercise the legal defeasance option with respect to the amortizing notes notwithstanding the prior exercise of the covenant defeasance option with respect to the amortizing notes. If we exercise the legal defeasance option with respect to the amortizing notes, payment of the amortizing notes may not be accelerated due to an event of default with respect to the amortizing notes. If we exercise the covenant defeasance option with respect to the amortizing notes, payment of the amortizing notes may not be accelerated due to an event of default with respect to the covenants to which such covenant defeasance is applicable. However, if acceleration were to occur by reason of another event of default, the realizable value at the acceleration date of the cash and U.S. government obligations in the defeasance trust could be less than the principal of and interest then due on the amortizing notes, in that the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.
Consolidation, Amalgamation, Merger and Sale of Assets
Pursuant to the terms of the indenture, we may not consolidate or amalgamate with or merge into, or sell, convey, transfer or lease all or substantially all of our properties and assets to, any person or entity (other than any such sale, conveyance, transfer or lease of our assets (in whole or in part) to one or more of our wholly owned subsidiaries) unless:
a)either we are the continuing corporation or the successor person (if other than us) is a corporation organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia and expressly assumes our obligations on the amortizing notes and under the indenture; and
b)immediately after giving effect to the transaction, no default or event of default, has occurred and is continuing.

We will deliver to the trustee prior to the consummation of the proposed transaction an officer’s certificate and an opinion of counsel stating that such consolidation, amalgamation, merger, sale, conveyance, transfer or lease complies with the indenture and that the related supplemental indenture complies with the indenture.
Modification and Waiver
We and the trustee may enter into a supplemental indenture with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding amortizing notes (including consents obtained in connection with a tender offer or exchange offer for the amortizing notes), for the purpose of amending or modifying the provisions of the indenture or amending or modifying the rights of the holders of the amortizing notes, and, except as described above under “—Events of Default,” the holders of at least a majority in aggregate principal amount of the outstanding amortizing notes by notice to the trustee may waive our compliance with any provision of the indenture or the amortizing notes; provided that, without the consent of each holder of the amortizing notes, an amendment, modification or waiver may not:
•extend the final maturity of any amortizing notes;
•reduce the principal amount of any amortizing note, or premium on any amortizing note, if any;
•reduce the rate or extend the time of payment of interest on any amortizing note;
•postpone any installment payment date or reduce the amount owed on any installment payment date;
•reduce the repurchase price or amend or modify in any manner adverse to the holders of the amortizing notes our obligation to make any such payment;
•make the principal of any amortizing note, or premium on any amortizing note, if any, or interest on any amortizing note, payable in any coin or currency other than that provided in the amortizing notes or in accordance with the terms of any amortizing note;
•alter the provisions of the indenture relating to judgment currency;
•impair or affect the right of any holder of amortizing notes to institute suit for the payment of the amortizing notes when due or any right of repayment at the option of the holder of amortizing notes;
•reduce the aforesaid percentage of amortizing notes, the consent of the holders of which is required for any such supplemental indenture, or the consent of whose holders of amortizing notes is required for any waiver (of compliance with certain provisions of the indenture or certain defaults under the indenture and their consequences) provided for in the indenture; or
•modify any provision of this paragraph.
In addition, we and the trustee may amend or supplement the indenture without the consent of any holder of the amortizing notes:

•to convey, transfer, assign, mortgage or pledge to the trustee as security for the amortizing notes any property or assets;
•to comply with the provisions set forth above under the heading “—Consolidation, Amalgamation, Merger and Sale of Assets”;
•to add to our covenants in the indenture such further covenants, restrictions, conditions or provisions as we and the trustee consider to be for the protection of the holders of amortizing notes, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default permitting the enforcement of all or any of the several remedies provided in the indenture as herein set forth; provided that in respect of any such additional covenant, restriction, condition or provision, such supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such an event of default or may limit the remedies available to the trustee upon such an event of default or may limit the right of the holders of a majority in aggregate principal amount of the amortizing notes to waive such an event of default;
•to add a guarantor or permit any person or entity to guarantee the obligations under the amortizing notes;
•to cure any ambiguity, omission, defect or inconsistency;
•to provide for the issuance of and establish the form and terms and conditions of securities of any series of debt securities as permitted by the indenture;
•to evidence and provide for the acceptance of appointment under the indenture by a successor trustee with respect to the amortizing notes and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;
•to provide for uncertificated amortizing notes in addition to or in place of certificated amortizing notes;
•to make any change that does not adversely affect the rights of any holder of amortizing notes, as determined by us in good faith;
•to comply with requirements of the U.S. Securities and Exchange Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1940; or
•to amend or supplement the indenture or the amortizing notes to conform the provisions of the indenture or the amortizing notes to any provision of the “Description of the Amortizing Notes” section in the prospectus supplement under which the Units were offered, as supplemented by the related pricing term sheet.
In executing any amendment or supplement to the indenture, the trustee will be provided an officer’s certificate and an opinion of counsel stating that the execution of such amendment or supplement is authorized or permitted by the indenture and does not violate the indenture, and that any and all covenants applicable to, and conditions precedent to, the execution and delivery of such amendment or supplement have been complied with.

Governing Law
The indenture and the amortizing notes shall be construed in accordance with and governed by the laws of the State of New York.
Waiver of Jury Trial
The indenture provides that each of us and the trustee will waive its respective rights to trial by jury in any action or proceeding arising out of or related to the amortizing notes, the indenture or the transactions contemplated thereby, to the maximum extent permitted by law.
Calculations in Respect of Amortizing Notes
We are responsible for making all calculations called for under the amortizing notes. These calculations include, but are not limited to, determinations of installment payments, the repurchase price, if applicable, and accrued interest payable on the amortizing notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of amortizing notes. We will provide a schedule of our calculations to each of the trustee and the purchase contract agent, and each of the trustee and the purchase contract agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of amortizing notes upon the written request of that holder.